UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2017

NetApp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

495 East Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

(408) 822-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 8, 2017, NetApp, Inc., a Delaware corporation (“Seller”), and Google Inc., a Delaware corporation (“Buyer”), entered into an Agreement of Purchase and Sale and Joint Escrow Instructions (the “Purchase Agreement”). The Purchase Agreement has an effective date of September 11, 2017. The Purchase Agreement relates to the sale by Seller and purchase by Buyer of the following properties and related land in Sunnyvale, California: (i) an approximately 126,760 square foot building located at 495 East Java Drive; (ii) an approximately 133,021 square foot building located at 475 East Java Drive; (iii) an approximately 121,185 square foot building located at 1330 Geneva Drive; and (iv) unimproved land located near these buildings (collectively, the “Property”).

The total purchase price for the Property is $318.7 million, of which $223.1 million is payable at the first closing and $95.6 million is payable at the second closing. The closings are subject to due diligence, certain termination rights and customary closing conditions, including, in the case of the second closing, local governmental approval of the subdivision of a common lot. The first closing is expected to occur no later than January 21, 2018, and the second closing is expected to occur no later than October 31, 2018. The date of each closing can be extended under certain circumstances, as set forth in the Purchase Agreement. Pursuant to the Purchase Agreement, Seller, as tenant, will lease back from Buyer, as landlord, one of the buildings for a limited term.

The foregoing constitutes a description of the terms and conditions of the agreement that are material to the Seller. A complete copy of the Purchase Agreement will be filed as an exhibit to Seller’s next applicable periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETAPP, INC.

Date: September 8, 2017	By:	/s/ Matthew K. Fawcett
Matthew K. Fawcett
Senior Vice President, General Counsel and Corporate Secretary